SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 1, 2010

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of executive offices and Zip Code)

(954)917-6655
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 19, 2010, we received a letter from NASDAQ stating that the NASDAQ Listing Qualifications Panel (the “Panel”) had determined to continue the listing of our common stock on The NASDAQ Capital Market, pursuant to an extension through April 19, 2010, to meet the minimum bid price requirement as set forth in Listing Rule 5550 (a)(2) (the “Rule”). Unless we regain compliance with the Rule as of April 19, 2010, our common stock will be subject to immediate delisting. However, we may be considered compliant with the Rule, subject to the Panel’s discretion, if our common stock closes at a bid price of $1.00 per share or greater for a minimum of 10 consecutive trading days prior to April 19, 2010.

 On April 6, 2010 we issued a press release announcing that we had finalized a 1-for-6 reverse stock split of the outstanding shares of our common stock, which was effective at 5PM on April 5, 2010. The purpose of the reverse stock split is to increase the per share market price of our common stock. This action was taken by our Board of Directors after receiving authorization from our stockholders in a vote taken at the March 25, 2010 Annual Meeting. Our Board believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock and improve the likelihood that we will be allowed to maintain our listing on The NASDAQ Capital Market.

Based on an April 5, 2010 closing bid price of $0.29 per share (rounded), the equivalent post-split bid price would be $1.74 per share. April 19, 2010 is the tenth trading day of a period commencing on April 6, 2010, the first day of trading after the reverse split.

This reverse stock split is discussed in more detail in Item 5.03 below.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 1, 2010, we filed with the Florida Secretary of State Articles of Amendment to our Articles of Incorporation, attached as Exhibit 3.1 to this Current Report on Form 8-K. These Articles of Amendment were filed in order to implement a 1-for-6 reverse stock split, which was effective at 5PM on April 5, 2010.

As of the effective date, our stockholders will receive one post-reverse split share of common stock for every 6 pre-reverse split shares of common stock owned. As a result of the reverse stock split, the number of outstanding shares of our common stock has been reduced from approximately 46.3 million shares to approximately 7.7 million shares. The reverse stock split has not altered any stockholder's percentage interest or voting rights in our outstanding shares, except to the extent that the reverse stock split resulted in any of our stockholders owning a fractional share. Each fractional share has been rounded up to one full share.

Because this reverse split was authorized by a vote of our shareholders, under Florida law the number of authorized shares of our common stock was unchanged by the reverse split and remained at 75 million shares. However, the exercise price of all outstanding warrants and options, as well as the conversion prices contained in outstanding convertible notes and debentures and outstanding convertible preferred stock, will be adjusted to reflect the reverse split, using the same 1-for-6 ratio.

Item 8.01                      Other Events

On April 6, 2010 we issued a press release announcing that we had finalized a 1-for-6 reverse stock split of the outstanding shares of our common stock. This reverse stock split is discussed in more detail in Items 3.01 and 5.03 above. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Item 9.01                      Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description

3.1	Articles of Amendment to Articles of Incorporation, as filed with the Florida Secretary of State on April 1, 2010

99.1	Press release dated April 6, 2010

The foregoing descriptions are qualified in their entirety by reference to the full text of such exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

By: /s/ Robert E. Tomlinson
April 6, 2010	Robert E. Tomlinson, CFO